Exhibit 99.1

22nd Century Group Announces Reduction in Board Compensation

Reduced Cost Structure Expected to Save more than $1Million Annually in 2024, Aligns Board with Corporate-Wide Lean Operating Commitment

MOCKSVILLE, N.C., February XX, 2024 — 22nd Century Group, Inc. (Nasdaq: XXII) (the “Company” or “22nd Century”), a biotechnology company focused on utilizing advanced plant technologies to improve health and wellness, today announced a reduction in board compensation expenses expected to save more than $1 million in annual cost for 2024. In addition to the newly reduced cash compensation structure going forward, the board has also waived any cash compensation due to non-employee directors for the fourth quarter of 2023 and the first quarter of 2024 and voted to forgo any equity compensation grants for directors in 2024.

“We continue to build on our progress over the past two months as we rapidly turn 22nd Century into a lean operating tobacco business focused on efficiency and value in everything we do,” said Larry Firestone, Chairman and Chief Executive Officer of 22nd Century. “These latest changes not only reduce the cash and total compensation cost related to our board, they align the board with our operating philosophy as we seek to become a self-sustaining business through a combination of sales growth, margin improvement and cost reduction.”

Under the revised compensation structure, adopted with immediate effect, annual independent director compensation will decline from $75,000 to $20,000, Audit Chair compensation from $20,000 to $10,000, and Compensation and Nominating & Governance Chair compensation from $20,000 to $5,000. Compensation for independent directors serving on these committees will be reduced from $10,000 per year to $5,000 per year, and Independent Board Chair compensation, which was previously $50,000 per year, will be replaced with a lead director fee of $20,000 annually. Non-independent members of the board do not receive additional cash compensation for their board service.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is an agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

###

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023 and Quarterly Reports on Form 10-Q filed May 9, 2023, August 14, 2023 and November 6, 2023. All information provided in this press release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200